Exhibit 99.1

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of July 17, 2018 (this “Agreement”), is made by and among Phillips Edison Grocery Center REIT II, Inc., a Maryland corporation (the “Company”), Phillips Edison Grocery Center Operating Partnership II, L.P., a Delaware limited partnership and subsidiary of the Company (the “Company Operating Partnership” and, together with the Company, collectively, the “Company Parties”) and [●] (the “Equityholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, the Company Parties, Phillips Edison & Company, Inc., a Maryland corporation (“PECO”), Phillips Edison Grocery Center Operating Partnership I, L.P. (“PECO OP”), a Delaware limited partnership and subsidiary of PECO, REIT Merger Sub, LLC, a Maryland limited liability company and wholly owned subsidiary of PECO (“REIT Merger Sub”), OP Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of PECO OP (“Merger Sub GP”), OP Merger Sub 2, LLC, a Delaware limited liability company and subsidiary of PECO OP and Merger Sub GP (“OP Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which, among other things, provides for (i) the merger of OP Merger Sub with and into the Company Operating Partnership with the Company Operating Partnership being the surviving partnership with Merger Sub GP as its general partner and PECO OP as its sole limited partner (the “Partnership Merger”) and (ii) the merger of the Company with and into REIT Merger Sub, with REIT Merger Sub continuing as the surviving entity and a wholly owned subsidiary of PECO (the “Company Merger” and, together with the Partnership Merger, collectively, the “Mergers”);

WHEREAS, as a condition and an inducement to the Company Parties’ willingness to enter into the Merger Agreement, the Company Parties have required that the Equityholder agree, and the Equityholder has agreed, to enter into this Agreement with respect to (i) all shares of common stock, par value $0.01 per share, of PECO (the “PECO Common Stock”) and (ii) all limited partnership interests in PECO OP designated as “OP Units” (the “PECO OP Units”) under the Fourth Amended and Restated Agreement of Limited Partnership of PECO OP, dated as of March 26, 2018, as it may be further amended from time to time (the “PECO OP Partnership Agreement”), in each case, that the Equityholder owns, if any, beneficially or of record;

WHEREAS, the Equityholder is the beneficial or record owner, and has either sole or shared voting power over, such number of shares of PECO Common Stock and PECO OP Units as is indicated opposite the Equityholder’s name on Schedule A attached hereto; and

WHEREAS, the Company desires that the Equityholder agree, and the Equityholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Securities (as defined below), and to vote its Subject Securities in a manner so as to facilitate consummation of the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Expiration Time” shall mean the earliest to occur of (i) the occurrence of the PECO Stockholder Approvals in accordance with Section 5.5 of the Merger Agreement and the PECO OP Limited Partner Approval in accordance with Section 5.6 of the Merger Agreement, (ii) such date and time as the PECO Board of Directors makes a PECO Adverse Recommendation Change pursuant to Section 5.4 of the Merger Agreement, (iii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof, and (iv) the termination of this Agreement by mutual written consent of the parties hereto.

“Permitted Transfer” shall mean, in each case, with respect to the Equityholder, so long as (i) such Transfer is in accordance with applicable Law and (ii) the Equityholder is and at all times has been in compliance with this Agreement, any Transfer of Subject Securities by the Equityholder (a) to an Affiliate of the Equityholder or (b) to any member of the Equityholder’s immediate family, or to a trust for the benefit of the Equityholder or any member of the Equityholder’s immediate family, so long as such Affiliate or other permitted transferee (if applicable), in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate or other permitted transferee (if applicable) agrees to become a party to this Agreement and be subject to the restrictions herein which are applicable to the Equityholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the transferring Equityholder from his obligations under this Agreement, other than with respect to the PECO Common Stock or the PECO OP Units transferred in accordance with the foregoing provision.

“Subject Securities” shall mean, collectively, shares of the PECO Common Stock, the New PECO Shares, the PECO OP Units, and the New PECO OP Units.

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of law or otherwise), of any Subject Securities (or any security convertible or exchangeable into Subject Securities) or interest in any Subject Securities, or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a limited partnership.

2. Agreement to Retain the PECO Common Stock and the PECO OP Units.

2.1 Transfer and Encumbrance of Subject Securities. Other than a Permitted Transfer, hereafter until the Expiration Time, the Equityholder agrees, with respect to any Subject Securities beneficially owned by the Equityholder, not to (i) Transfer any such Subject Securities, or (ii) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

2.2 Additional Purchases. The Equityholder agrees that any shares of PECO Common Stock and other voting capital shares of PECO that the Equityholder purchases or otherwise acquires or with respect to which the Equityholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time (the “New PECO Shares”) and any PECO OP Units or other voting partnership interests of PECO OP that the Equityholder purchases or otherwise acquires or with respect to which the Equityholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time (the “New PECO OP Units”) shall, in each case, be subject to the terms and conditions of this Agreement to the same extent as if they constituted shares of the PECO Common Stock or the PECO OP Units as of the date hereof, as applicable.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, to the extent any of the shares of PECO Common Stock or the PECO OP Units held by the Equityholder which are subject to any Lien (as set forth on Schedule A hereto) become subject to foreclosure, forfeiture or other similar proceedings, thereby causing the Equityholder to be unable to comply with his obligations under this Agreement with respect to such securities, the Equityholder shall not be deemed to be in breach of this Agreement with respect to the Equityholder’s obligations hereunder with respect to such shares of PECO Common Stock or PECO OP Units.

3. Agreement to Vote and Approve.

3.1 PECO Common Stock. Hereafter until the Expiration Time, at every meeting of the shareholders of PECO called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of PECO with respect to any of the following matters, the Equityholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote 100% of the PECO Common Stock and any New PECO Shares owned by the Equityholder over which the Equityholder exercises actual control, and the Equityholder shall take all reasonable steps to cause all PECO Common Stock and New PECO Shares owned (whether by way of shared ownership or otherwise) by the Equityholder over which the Equitholder shares voting power to be voted, in each case: (i) in favor of the Company Merger; (ii) in favor of the PECO Charter Amendment; and (iii) against (a) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Section 7.1 or Section 7.3 of the Merger Agreement not being fulfilled, and (b) any action which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.

3.2 PECO OP Units. Hereafter until the Expiration Time, on every action or approval by written consent of the limited partners of PECO OP with respect to any of the following matters, whether contemplated now or at any time prior to the Expiration Time, and at every meeting of the partners of PECO OP called with respect to any of the following matters, and at every adjournment or postponement thereof, the Equityholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the PECO OP Units and any New PECO OP Units owned by the Equityholder over which the Equityholder exercises actual control, and the Equityholder shall take all reasonable steps to cause all PECO OP Units and New PECO OP Units owned (whether by way of shared ownership or otherwise) by the Equityholder over which the Equitholder shares voting power to be voted, in each case: (i) in favor of the Mergers, including the issuance of the New PECO OP Units in connection with the Mergers; and (ii) against (a) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Section 7.1 or Section 7.3 of the Merger Agreement not being fulfilled, and (b) any action which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.

4. Irrevocable Proxy. By execution of this Agreement, the Equityholder does hereby appoint and constitute the Company, and any one or more other individuals designated by the Company, and each of them individually, until the Expiration Time (at which time this proxy shall automatically be revoked and of no further force and effect), with full power of substitution and resubstitution, as the Equityholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of the Equityholder’s rights with respect to the Subject Securities (including the limitations with respect thereto set forth in Section 3 hereof) beneficially owned by the Equityholder, to vote such Subject Securities solely with respect to the matters set forth in Section 3 hereof; provided, however, that the foregoing shall only be effective if the Equityholder fails to be counted as present, to consent or to vote the Equityholder’s Subject Securities, as applicable, in accordance with Section 3. The Equityholder intends this proxy, except as expressly set forth in this Section 3, to be irrevocable and coupled with an interest hereafter until the Expiration Time (at which time this proxy shall automatically be revoked and of no further force and effect) for all purposes and hereby revokes any proxy previously granted by the Equityholder with respect to its Subject Securities which are subject to this Agreement. The Equityholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement.

5. Representations and Warranties of the Equityholder. The Equityholder hereby represents and warrants to the Company Parties as follows:

5.1 Due Authority. The Equityholder has the legal capacity and full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by the Equityholder and constitutes a valid and binding agreement of the Equityholder enforceable against him in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

5.2 Ownership of the PECO Common Stock and the PECO OP Units. As of the date hereof, the Equityholder (i) is the beneficial or record owner of the PECO Common Stock and the PECO OP Units indicated on Schedule A hereto opposite the Equityholder’s name, free and clear of any and all Liens, other than those created by this Agreement, as disclosed on Schedule A, Permitted Liens, or as would not prevent the Equityholder from performing his obligations under this Agreement, and (ii) has either sole or shared voting power over all of the shares of PECO Common Stock and the PECO OP Units beneficially owned by the Equityholder. As of the date hereof, the Equityholder does not own, beneficially or of record, any capital stock or other securities of PECO or PECO OP other than the shares of PECO Common Stock and the PECO OP Units set forth on Schedule A opposite the Equityholder’s name.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Equityholder do not, and the performance by the Equityholder of the obligations under this Agreement and the compliance by the Equityholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to the Equityholder, or (ii) give to any other Person any rights of redemption or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on, any of the shares of PECO Common Stock or the PECO OP Units beneficially owned by the Equityholder pursuant to any Contract to which the Equityholder is a party or by which the Equityholder is bound.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to the Equityholder in connection with the execution and delivery of this Agreement or the consummation by the Equityholder of the transactions contemplated hereby.

6. Termination. This Agreement shall automatically terminate and shall have no further force or effect immediately following the Expiration Time.

7. Miscellaneous.

7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if personally delivered (notice deemed given upon receipt), sent by electronic transmission or facsimile (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company or Company Operating Partnership, to:

The Special Committee of the Board of Directors

11501 Northlake Drive Cincinnati, Ohio 45249
Attention:	David Garrison
Email:	dave@profitableengagements.com

with copies to: Hogan Lovells LLP 555 Thirteenth Street, NW Washington, DC 20004
Attention:	David W. Bonser Michael E. McTiernan
Email :	david.bonser@hoganlovells.com michael.mctiernan@hoganlovells.com if to the Equityholder:

To the address for notice set forth on the Equityholder’s signature page hereto.

Or to such other address as any party hereto may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt thereof by the other party.

7.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Mergers is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Mergers are fulfilled to the extent possible.

7.3 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. PECO and PECO OP shall be express third party beneficiaries of the agreements of the Equityholder contained in this Agreement.

7.4 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

7.5 Entire Agreement. This Agreement (including the exhibits, schedules, annexes and appendices hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

7.6 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) may not be an adequate remedy, may occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

7.7 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

7.8 Governing Law; Consent to Jurisdiction.

(a) This Agreement, and all claims or causes of actions (whether at law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court for Baltimore City, Maryland, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, and the appellate courts to which orders and judgments thereof may be appealed (collectively, the “Acceptable Courts”). In any such Proceeding, each of the parties further consents to the assignment of any Proceeding in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof). Each of the parties hereto hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any Acceptable Court, for the purpose of any Proceeding arising out of or relating to this Agreement and the Transactions brought by any party, (ii) agrees not to commence any such Proceeding except in such Acceptable Courts, (iii) agrees that any claim in respect of any such Proceeding may be heard and determined in any Acceptable Court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in such Acceptable Courts, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in such Acceptable Courts. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

7.9 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

7.10 No Agreement Until Executed. Irrespective of negotiations among the parties hereto or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed and delivered by all parties thereto, and (ii) this Agreement is executed and delivered by all parties hereto.

7.11 Legal Representation. This Agreement was negotiated by the parties hereto with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

7.12 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Mergers are consummated.

7.13 Action in Equityholder Capacity Only. No Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director, trustee, officer or fiduciary of PECO shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director, trustee, officer or fiduciary of PECO. The parties acknowledge and agree that this Agreement is entered into by the Equityholder solely in his capacity as the beneficial owner or record holder of PECO Common Stock or PECO OP Units and nothing in this Agreement shall restrict, limit or affect (or require the Equityholder to attempt to restrict, limit or affect) in any respect any actions taken by the Equityholder or its designees or Representatives who are a director, trustee, officer or fiduciary of PECO in his capacity as a director, trustee, officer or fiduciary of PECO. Neither the Equityholder nor any of his designees or Representatives shall have any liability under this Agreement as a result of any action or inaction by the Equityholder or his designees or Representatives acting in his capacity as an officer, trustee, director or fiduciary of PECO. For the avoidance of doubt, nothing in this Section 7.13 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

7.14 Documentation and Information. The Equityholder consents to and authorizes the publication and disclosure by PECO and the Company of the Equityholder’s identity and holdings of PECO Common Stock and the PECO OP Units, and the nature of the Equityholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Mergers or any other transaction contemplated by the Merger Agreement; provided that, the Equityholder’s identity, holdings of PECO Common Stock and the PECO OP Units and/or commitments, arrangements and understandings under this Agreement shall only be included in such press release or other disclosure document to the extent required under applicable Law. As promptly as practicable, the Equityholder shall notify the Company of any required corrections with respect to any written information supplied by the Equityholder specifically for use in any such disclosure document, if and to the extent the Equityholder becomes aware that any have become false or misleading in any material respect.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

PHILLIPS EDISON GROCERY CENTER REIT II, INC.

By:
Name:	[●]
Title:	[●]

PHILLIPS EDISON GROCERY CENTER OPERATING PARTNERSHIP II, L.P.

By:
Name:	[●]
Title:	[●]

[Signature Page to Voting Agreement]

EQUITYHOLDER:

[Name]

Equityholder’s Address for Notice:

[Signature Page to Voting Agreement]

Schedule A

Name	PECO Common Stock	PECO OP Units
[Equityholder]